NEWS RELEASE
OCTOBER 16, 2003

FOR IMMEDIATE RELEASE

CONTACT:  ANDY L. NEMETH

                            PATRICK INDUSTRIES, INC.
   REPORTS RESIGNATION OF DAVID D. LUNG, PRESIDENT AND CHIEF EXECUTIVE OFFICER

                  Elkhart, Indiana - - - - - The Board of Directors of Patrick Industries, Inc. has announced that David D. Lung has resigned as President and Chief Executive Officer of the Company. For the immediate future, Mr. Lung will continue as a Director and an employee of the Company. The Board would like to thank Mr. Lung for his significant contributions and for his more than thirty-three years of service to Patrick Industries.

                  Further, the Board of Directors has elected Keith V. Kankel, retired Vice President of Finance and Secretary-Treasurer, as the new President and Chief Executive Officer of the Company. Mr. Kankel retired in July, 2002 after being with the Company for more than twenty-nine years. He has continued his service as a director since his retirement and the Board feels that his extensive industry knowledge and experience will provide a stable platform for future growth. The Board of Directors expects that Mr. Kankel's service as President and CEO will continue for the duration of a search for a permanent President and CEO, a task in which he will be actively involved.

                  Questions regarding this announcement should be directed to Andy L. Nemeth, Chief Financial Officer and Vice President of Finance, Secretary-Treasurer at (574) 294-7511.

                  Patrick Industries, Inc. is a major component products manufacturer and supplier of building products serving the Manufactured Housing, Recreational Vehicle, Furniture, Marine, Architectural and Automotive aftermarkets, and operates coast to coast in 13 states.





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